Exhibit 10.2

Execution Version

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, NY 10179

October 29, 2020

Project Palau

Facilities Commitment Letter

Marvell Technology Group Ltd.

Maui Holdco, Inc.

Canon’s Court

22 Victoria Street

Hamilton HM 12 Bermuda

Attention: Jean Hu, Chief Financial Officer

Ladies and Gentlemen:

Marvell Technology Group Ltd., a Bermuda exempted company (“you” or “Maui”), has advised JPMorgan Chase Bank N.A. (“JPMorgan”, the “Commitment Party”, “we” or “us”) that it intends to acquire (the “Acquisition”) a Delaware corporation previously identified to us and codenamed “Indigo” (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an agreement and plan of merger and reorganization, to be dated as of the date hereof (including the exhibits and schedules thereto, collectively, the “Acquisition Agreement”), by and among Maui, Target, Maui Holdco, Inc., a Delaware corporation and a wholly-owned subsidiary of Maui (“Holdco” or the “Borrower”), Maui Acquisition Company Ltd, a Bermuda exempted company and a wholly-owned subsidiary of Holdco (“Bermuda Merger Sub”), and Indigo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Delaware Merger Sub”), in accordance with which: (i) Bermuda Merger Sub will merge with and into you, with you surviving as a wholly-owned subsidiary of Holdco (the “Reorganization”); and (ii) Delaware Merger Sub will merge with and into the Target, with the Target surviving as a wholly-owned subsidiary of Holdco and with the existing equity holders of the Target being entitled to receive the aggregate cash consideration (the “Acquisition Cash Consideration”) and newly issued shares of common stock of the Borrower (the “Acquisition Common Stock Consideration” and together with the Acquisition Cash Consideration, the “Acquisition Consideration”), in each case, as set forth in the Acquisition Agreement as in effect on the date hereof, and, in connection therewith, to repay certain existing indebtedness of the Acquired Business. The date of the consummation of the Acquisition is referred to herein as the “Closing Date”. In connection therewith, you, the Borrower and we have entered into a commitment letter (the “Bridge Commitment Letter”) dated as of the date hereof providing for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $2,500,000,000 (the “Bridge Facility”).

In connection therewith, you have advised us that the Borrower intends to obtain (i) a new unsecured term loan credit facility in an aggregate principal amount of $1,500,000,000 on the terms set forth in Exhibit A (the “Term Facility”, and loans thereunder, the “Term Loans”) and (ii) a new senior unsecured revolving credit facility in an aggregate principal amount of $750,000,000 on the terms set forth in Exhibit C (the “Revolving Facility” and, together with the Term Facility, the “Facilities”), which Revolving Facility will be implemented either as a new

1

credit facility or as an amendment to, or amendment and restatement of, the Credit Agreement dated as of June 13, 2018 among Goldman Sachs Bank USA, as general administrative agent and term facility agent, Bank of America, N.A., as revolving facility agent, Maui, as borrower, and the lenders party thereto (the “Existing Credit Agreement”). You have further advised us that the total amount required to effect the Acquisition (excluding common stock of the Borrower to be issued as direct consideration for the Acquisition), to repay certain existing indebtedness of the Acquired Business, and to pay the fees and expenses incurred in connection therewith (the “Transaction Costs”) is expected to be provided by a combination of (a) the issuance by you or the Borrower of unsecured debt securities, in public or private offerings the proceeds of which are to be used to finance the Transactions (the “Debt Securities”), (b) the incurrence by you or the Borrower of the Term Facility and/or (c) to the extent that Debt Securities are not issued on or prior to the Closing Date in an aggregate amount of at least $2,500,000,000, the borrowing by the Borrower of loans under the Bridge Facility. You have further advised us that in connection therewith, it is expected that either (i) the term loan facility under the Existing Credit Agreement shall be amended prior to the Closing Date to permit the Transactions (as defined below) or (ii) all outstanding term loans thereunder shall be repaid in full. The Acquisition, the entering into and funding of the Term Facility and the Bridge Facility, the entering into of the Revolving Facility, the issuance of Securities, the repayment of certain existing indebtedness of the Acquired Business and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

1. Commitment

The Commitment Party is pleased to advise you of its commitment to provide (i) the entire amount of the Term Facility (the “Term Commitment”) upon the terms set forth or referred to in this facilities commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (together with Exhibit D hereto, the “Term Facility Term Sheet”) and subject solely to the Term Funding Conditions (as defined below) and (ii) $100,000,000 of the Revolving Facility (the “Revolving Commitment”) upon the terms and conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit C (together with Exhibit D hereto, the “Revolving Facility Term Sheet” and together with the Term Facility Term Sheet and Exhibit B hereto, the “Term Sheets”).

2. Titles and Roles

It is agreed that (i) with respect to the Term Facility and/or any other term loan facility or revolving credit facility entered into by you in connection with the Acquisition, the initial financing of the Acquisition and the refinancing of any interim debt for the Acquisition (the “Other Bank Financing”), JPMorgan will act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), and that JPMorgan will act as the sole and exclusive lead arranger and bookrunner (in such capacities, the “Term Lead Arranger”) and (ii) with respect to the Revolving Facility, JPMorgan will act as lead “left” arranger and bookrunner (it being understood that JPMorgan will have “left lead” placement in all documentation used in connection with the Revolving Facility, and JPMorgan shall have all roles and responsibilities customarily associated with such placement) (in such capacities, the “Revolving Lead Arranger” and together in its capacity as Term Lead Arranger, the “Lead Arranger”) and a financial institution providing a commitment in respect of the Revolving Facility of at least $100,000,000 shall be appointed by you to act as administrative agent; provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate J.P. Morgan Securities LLC. You agree that with respect to the Term Facility and any Other Bank Financing, no other

2

agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid; provided, you may assign agent or co-agent titles as reasonably agreed by us.

It is understood and agreed that this Commitment Letter shall not constitute a commitment to provide, arrange or syndicate any portion of the Revolving Facility or any Other Bank Financing in excess of the Commitment Party’s express commitments hereunder. You and the Borrower further acknowledge and agree that this Commitment Letter is not a guarantee with respect to the successful outcome of the syndication of any Facility.

3. Syndication

We intend to syndicate the Facilities to a group of financial institutions (together with JPMorgan, the “Lenders”) identified by us in consultation with you. JPMorgan intends to commence syndication efforts promptly upon the execution of this Commitment Letter and the execution of the Acquisition Agreement (which syndication shall not reduce the commitments of the Commitment Party hereunder with respect to the Term Facility, except as provided for in the first paragraph of Section 10 hereof). Until the earlier of 60 days following the Closing Date and the later of (x) completion of a Successful Term Syndication (as defined in the Fee Letter (as defined below)) and (y) completion of a Successful Revolving Syndication (as defined below) (such earlier date, the “Syndication Date”), you agree actively to assist (and to use your commercially reasonable efforts to cause the Acquired Business to actively assist) JPMorgan in completing a Successful Term Syndication and a Successful Revolving Syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders) on reasonable prior notice and at reasonable times and places, (c) your assistance in the preparation of a confidential information memorandum with respect to the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to JPMorgan (each a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facilities (collectively with the Term Sheets and any additional summary of terms prepared for distributions to the Public-Siders (as hereafter defined), the “Information Materials”), (d) prior to the completion of a Successful Term Syndication, your using commercially reasonable efforts to cause the Borrower to have monitored Public Debt Ratings (as defined below) (but no specific rating) that give effect to the Transactions from Moody’s Investor Services (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”) and Fitch Ratings, Inc. (“Fitch”) and (e) the hosting, with JPMorgan, of one or more meetings of prospective Lenders at times and places to be mutually agreed (which meetings may be held virtually). You hereby authorize the Lead Arranger to download copies of your trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Lead Arranger to syndicate the Facilities, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, with your consent, in any advertisements that we may place after the closing of the Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at JPMorgan’s own expense describing its services to the Borrower hereunder. Upon the request of JPMorgan, you will use commercially reasonable efforts to cause the Target to

3

furnish for no fee, to JPMorgan, an electronic version of the Target’s trademark logos for use in marketing materials for the purpose of facilitating the syndication of the Facilities. You also understand and acknowledge that we may provide to market data collectors, such as league tables, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

In order to facilitate an orderly and successful syndication of the Facilities, you agree that until the Syndication Date, the Borrower will not (and will use commercially reasonable efforts to cause the Acquired Business to not) issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its subsidiaries (or the Acquired Business) (other than (i) the Debt Securities, (ii) the Bridge Facility, (iii) indebtedness permitted to be incurred by the Acquired Business pursuant to the Acquisition Agreement, (iv) other indebtedness in an aggregate principal amount not to exceed $100,000,000, (v) capital leases, letters of credit and purchase money and equipment financings of the Borrower and its subsidiaries and of the Acquired Business, in each case, in the ordinary course of business, (vi) working capital facilities of foreign subsidiaries and (vii) any other financing agreed by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Facilities.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to you, the Target, the Borrower, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to you, the Target, the Borrower’s or their affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public-Side Version to Public-Siders not containing any MNPI. You also acknowledge that publishing debt analysts employed by JPMorgan and its affiliates who are Public-Siders may participate in any meetings or telephone conference calls held pursuant to clause (e) of the first paragraph of Section 3 of this Commitment Letter; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets summarizing the Facilities’ terms and notification of changes in the Facilities’ terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

4

The Borrower hereby authorizes JPMorgan to distribute draft and execution versions of definitive documentation relating to the Facilities to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders; provided that the Lead Arranger will not syndicate to any person (other than those financial institutions (and their affiliates) identified by the Lead Arranger to you in writing on or prior to the date hereof (including, for the avoidance of doubt, those lenders identified in the “syndication plan” for the Facilities agreed to by the Lead Arranger and you prior to the date hereof), any Permitted Assignee and to lenders under the Existing Credit Agreement (other than a “defaulting lender” under and as defined therein, as of the date of such syndication)) without your consent (such consent not to be unreasonably withheld or delayed). In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrower with respect to the arrangement of the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Term Facility, but without limiting the conditions precedent in Section 6 hereof or Exhibit B, and without limiting your obligations to assist with syndication in this Section 3, none of the foregoing obligations under the provisions of this Section 3 nor the commencement, conduct or completion of the syndication contemplated by this Section 3 is a condition to the Term Commitment or the funding of the Term Facility on the Closing Date.

For the avoidance of doubt, without limiting your representation and covenant set forth in Section 4 below, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Acquired Business or your or its respective affiliates; provided that you shall (x) use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable law, rule, regulation or obligation and (y) to the extent you are unable to disclose any such information, notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

4. Information

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all customary information with respect to the Borrower and the transactions contemplated hereby, including all financial information and projections concerning the Borrower and the Acquired Business (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant (to the best of your knowledge to the extent relating to the Acquired Business) that (a) all written information other than the Projections, forward-looking information and other information of a general economic or industry nature (the “Information”) that has been or will be made available to the Lead Arranger by you or any of your representatives in connection with the Transactions, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and

5

does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made when taken as a whole and giving effect to all supplements and updates thereto and (b) the Projections concerning you, the Borrower and the Acquired Business that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date such Projections are prepared and as of the date such Projections are made available to the Lead Arranger (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). If, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect (to your knowledge with respect to Information and Projections relating to the Acquired Business) if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph (to your knowledge with respect to Information and Projections relating to the Acquired Business) remain accurate and complete in all material respects under those circumstances. The accuracy of the foregoing representations and warranties shall not be a condition to the obligations of the Commitment Party hereunder unless the inaccuracy results in an express condition hereunder otherwise not being satisfied on the Closing Date. You understand that in arranging and syndicating the Facilities, we may use and rely on the Information and Projections without independent verification thereof.

5. Fees

As consideration for JPMorgan’s commitments hereunder and its agreement to perform the services described herein, you agree to pay to JPMorgan the nonrefundable fees set forth in Annex I to each Term Sheet and in the Facilities Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

6. Conditions

The Commitment Party’s commitments hereunder, and the Commitment Party’s agreement to perform the services described herein, (I) with respect to the Term Facility, are subject solely to satisfaction or waiver of each of the following conditions precedent: (a) since the date of the Acquisition Agreement, there shall not have occurred any Target Material Adverse Effect (as defined below), (b) the execution and delivery by the parties thereto of definitive

6

documentation with respect to the Term Facility consistent with this Commitment Letter and the Fee Letter (the “Term Credit Documentation” and the date of effectiveness thereof, the “Term Facility Effective Date”); provided that subject to the Limited Conditionality Provision (as defined below), documentation substantially similar to the documentation (with adjustments to reflect that the Term Facility is a “term” facility) in connection with the Existing Credit Agreement, with such modifications as are set forth in the Term Facility Term Sheet (including, for the avoidance of doubt, the modifications referred to in Exhibit D solely to the extent such modifications are made to the Existing Credit Agreement (or any amendment, restatement, refinancing or replacement thereof or incorporated into the Revolving Credit Facility)) or are mutually agreed upon, is satisfactory for this purpose and (c) the satisfaction of conditions set forth on Exhibit B (clauses (I)(a) through (c) above, collectively, the “Term Funding Conditions”) and (II) with respect to the Revolving Facility, are subject to satisfaction or waiver of each of the following conditions precedent: (a) the execution and delivery by the parties thereto of definitive documentation with respect to the Revolving Facility consistent with this Commitment Letter and the Fee Letter (the “Revolving Credit Documentation”), (b) the receipt of commitments from other Lenders in respect of the Revolving Facility of no less than $650,000,000 (a “Successful Revolving Syndication”) and (c) the satisfaction of the conditions set forth in Exhibit C (including termination in full of the “Revolving Commitments” under the Existing Credit Agreement and receipt by the Lead Arranger of customary documentary evidence thereof).

For the purposes hereof, “Target Material Adverse Effect” means a “Material Adverse Effect on the Company” (as defined in the Acquisition Agreement as in effect on the date hereof).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Credit Documentation, the Revolving Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be (i) such of the representations made by the Target in the Acquisition Agreement (as hereinafter defined) as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Term Credit Documentation shall be in a form such that they do not impair the availability of the loans under the Term Facility on the Closing Date if the Term Funding Conditions are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower relating to corporate status of the Borrower and the Guarantors, corporate power and authority to enter into the Term Credit Documentation, due authorization, execution, delivery and enforceability of the Term Credit Documentation, no conflicts with or consents under charter documents of the Borrower and the Guarantors, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Annex I to Exhibit B), no conflicts with or consents under the applicable credit agreements and indentures governing indebtedness for borrowed money in a principal or committed amount greater than $100,000,000 (as determined after giving pro forma effect to the Transactions to occur on the Closing Date and without such representation being subject to any material adverse effect or similar qualifications), Federal Reserve margin regulations, the use of the proceeds of the Term Facility not violating laws against sanctioned persons, the Foreign Corrupt Practices Act or the Patriot Act and compliance with the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7

7. Limitation of Liability, Indemnity, Settlement

(a)	Limitation of Liability.

You agree that (i) in no event shall any of the Commitment Party and its affiliates and its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letter or any other agreement or instrument contemplated hereby; and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Arranger-Related Person as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)	Indemnity.

You agree (A) to (i) indemnify and hold harmless each of the Commitment Party, and its affiliates and its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments or services furnished pursuant to this Commitment Letter or the role of the Commitment Party in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors, the Target or any other person and (ii) reimburse each Indemnified Person upon demand (upon presentation of a summary statement, in reasonable detail) for any legal or other expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Person)) incurred in connection with investigating or defending any of the

8

foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its Commitments or services under this Commitment Letter or (y) a material breach by such Indemnified Person of the Commitment Letter, the Fee Letter or any of the Term Credit Documentation or the Revolving Credit Documentation, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against the Commitment Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder) and (B) to reimburse the Commitment Party and its affiliates on demand (upon presentation of a summary statement, in reasonable detail) for all reasonable documented or invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lead Arranger and the Administrative Agent and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Lead Arranger in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party)) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter, the Term Credit Documentation and the Revolving Credit Documentation) or the administration, amendment, modification or waiver thereof.

(c)	Settlement.

You shall not be liable for any settlement of any Proceeding if the amount of such settlement was effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Liabilities and related expenses by reason of such settlement or judgment in accordance with the terms of clause (b) above. You shall not, without the prior written consent of the Commitment Party and its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by the Commitment Party unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of the Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Party and the other Indemnified Persons.

8. Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such

9

affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Party hereunder; provided that with respect to the Commitment, any assignments thereof to an affiliate or branch will not relieve the Commitment Party from any of its obligations hereunder unless and until such affiliate or branch shall have funded the portion of the Commitment so assigned on the Closing Date. The Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and the Commitment Party will not furnish any such information to other companies. You also acknowledge that the Commitment Party has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and, if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Party and, if applicable, its affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Party shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Party is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that the Commitment Party has rendered any advisory services or assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of the Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

10

You further acknowledge that the Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In particular, you acknowledge that JPMorgan or its affiliates may be acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of JPMorgan or its affiliates in such capacity and our obligations hereunder, on the other hand.

9. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person without our prior written consent (such approval not to be unreasonably withheld or delayed) except (a) to your affiliates and your and your affiliates’ directors, officers, employees, agents and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (c) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arranger as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Facilities, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (d) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to the Lead Arranger as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law or regulation on the advice of your counsel to be filed, (e) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including Exhibits A through D (but not the Fee Letter) to any rating agency or any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (f) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the Transactions (which in the case of such public filing may indicate the existence of the Fee Letter) and (g) in connection with the exercise of any remedy or enforcement

11

of any right under this Commitment Letter and the Fee Letter; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) on the date that is two years after this Commitment Letter has been accepted by you; provided, further, you may disclose this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) to the Target, their respective subsidiaries and their officers, directors, employees, affiliates, independent auditors (but only with respect to this Commitment Letter), legal counsel and other legal advisors on a confidential basis in connection with their consideration of the Transactions.

The Commitment Party will treat all information provided to it by or on behalf of you in connection with the transactions contemplated hereby (including information regarding the Acquired Business) confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the extent that such information is independently developed by the Commitment Party or any of its affiliates, (e) to the Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with the Commitment Party responsible for its affiliates’ compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the Facilities, and/or (g) to prospective Lenders, hedge providers, participants or assignees (collectively, “Prospective Parties”); provided that for purposes of clause (g) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party written agreement to treat such information confidentially on substantially the terms set forth in this paragraph. If the Facilities closes, the Commitment Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Term Credit Documentation or the Revolving Credit Documentation, as applicable. Otherwise, the provisions of this paragraph shall expire two years after the date hereof.

10. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. JPMorgan may assign all or a portion of its Term Commitment only to one or more prospective

12

Lenders that are (i) approved by you in writing (such approval not to be unreasonably withheld or delayed) or (ii) agreed upon in writing by you and us on or prior to the date hereof (including, for the avoidance of doubt, those lenders identified in the “syndication plan” for the Term Facility agreed to by the Lead Arranger and you prior to the date hereof) (such Lenders described in clauses (i) and (ii), each, a “Permitted Assignee”), whereupon JPMorgan shall be released from its Commitment hereunder so assigned to the extent such assignment is evidenced by either an executed credit agreement or a customary joinder agreement (a “Joinder Agreement”) pursuant to which such Permitted Assignee agrees to become party to this Commitment Letter and agrees to extend commitments directly to the Borrower on the terms set forth herein (it being understood that such Joinder Agreement shall not add any conditions to the availability of the Term Facility or change the terms of the Term Facility or change compensation in connection therewith except as set forth in the Commitment Letter and the Fee Letter and shall otherwise be reasonably satisfactory to you and us).

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and JPMorgan. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein, including the good faith negotiation of the Term Credit Documentation and the Revolving Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that the funding of the Term Facility is subject only to the Term Funding Conditions.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that, for the purposes of the Term Facility, (a) the interpretation of the definition of “Target Material Adverse Effect” (and whether or not a “Target Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your affiliates’) obligation to consummate the Acquisition or such failure gives you the right to terminate your (or your affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule

13

(whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

You confirm that you have validly appointed Holdco, or if otherwise, its principal place of business in The City of New York from time to time, as your agent for service of process, and agree that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

The Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Commitment Party to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for the Commitment Party and each of its affiliates. The provisions of this Commitment Letter and/or in the Fee Letter relating to compensation, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality (other than as provided in the last sentence of Section 9 above), electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether the Term Credit Documentation or Revolving Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or JPMorgan’s commitment hereunder; provided that the provisions of Section 3 and 4 shall not survive if the commitments and undertakings of the Commitment Party is terminated prior to the effectiveness of the Facilities; provided, further that (i) (x) if the Term Facility closes and the Term Credit Documentation shall be executed and delivered, as they apply to the Term Facility, the provisions of Section 3 shall survive only until the Syndication Date and the provisions of Section 4 shall survive only until the later of the Closing Date and the Syndication Date and (y) if the Revolving Facility closes and the Revolving Credit Documentation shall be executed and delivered, as they apply to the Revolving Facility, the provisions of Section 3 shall survive only until the Syndication Date and the provisions of Section 4 shall survive only until the later of the Closing Date and the Syndication Date and (ii) (x) if the Term Facility closes and the Term Credit Documentation shall be executed and delivered, the provisions under Section 7(b), to the extent covered in such definitive documentation, and the second paragraph of Section 9 shall be superseded and deemed replaced with respect to the Term Facility by the terms of such Term Credit Documentation governing such matters and (y) if the Revolving Facility closes and the Revolving Credit Documentation shall be executed and delivered, the provisions under Section 7(b), to the extent covered in such definitive documentation, and the second paragraph of Section 9 shall be superseded and deemed replaced with respect to the Revolving Facility by the terms of such Revolving Credit Documentation governing such matters. You may ratably terminate each Lender’s commitments hereunder at any time subject to the provisions of the preceding sentence.

14

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheets and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 5:00 p.m., New York City time, on October 29, 2020 (the “Expiration Time”). JPMorgan’s commitments and agreements herein will expire at the Expiration Time in the event JPMorgan has not received, in readable form, a complete copy of each of this Commitment Letter and the Fee Letter countersigned and dated by you, which executed counterparts are delivered in accordance with the immediately preceding sentence. The parties hereto agree that your acceptance of JPMorgan’s offer shall only be effective if each such document has been received in such form by each of the contacts specified below prior to the Expiration Time. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) with respect to the Term Facility, after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation thereof) (and you hereby agree to notify us promptly thereof), (ii) with respect to the Term Facility, the consummation of the Acquisition without the funding of the Term Facility, (iii) (x) with respect to the Term Facility only, the execution and delivery of the Term Credit Documentation and (y) with respect to the Revolving Facility only, the execution and delivery of the Revolving Credit Documentation, (iv) 11:59 p.m., New York City time, on the date that is five business days after the End Date (as defined in the Acquisition Agreement as of the date hereof) (with respect to the Revolving Facility, to the extent the RCF Effective Date (as defined below) has not occurred prior to such date); provided that if the End Date (as defined in the Acquisition Agreement, as in effect on the date hereof) is extended one or more times pursuant to Section 8.1(b) of the Acquisition Agreement (as in effect on the date hereof), such End Date shall be for purposes of this clause (iv), upon written notice of each such extension to the Lead Arranger from the Borrower, automatically extend to five business days after each such extended date, and (v) receipt by the Commitment Party of written notice from the Borrower of its election, (x) with respect to the Term Facility, to terminate all commitments under the Term Facility in full and (y) with respect to the Revolving Facility, to terminate all commitments under the Revolving Facility in full (such earliest time, the “Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

JPMorgan is pleased to have been given the opportunity to assist you in connection with this important financing.

15

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Vice President

[Signature Page to Facilities Commitment Letter]

Accepted and agreed to as of October 29, 2020, by:

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

MAUI HOLDCO, INC.

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

[Signature Page to Facilities Commitment Letter]

Exhibit A

SENIOR UNSECURED TERM FACILITY

Summary of Terms and Conditions

October 29, 2020

I.	Parties

Borrower:	Initially, Marvell Technology Group Ltd., a Bermuda exempt company, and on and after the Closing Date, Holdco, a Delaware corporation (the “Borrower”).

Guarantors:	From the Closing Date, all obligations of the Borrower under the Term Facility will be unconditionally guaranteed by (a) Maui so long as Maui is the issuer, borrower or guarantor of indebtedness for borrowed money (including, for the avoidance of doubt, Maui’s existing unsecured notes) in an aggregate outstanding principal amount in excess of $100.0 million and (b) Target so long as Target is the issuer, borrower or guarantor of indebtedness for borrowed money (including, for the avoidance of doubt, Target’s existing convertible notes) in an aggregate outstanding principal amount in excess of $100.0 million; provided that the existing convertible notes of the Target shall be deemed not to be outstanding for the purpose of this clause (b) until the date that is 90 days following the Closing Date. In the event that the conditions requiring the guarantee by Maui or Target, as applicable, are no longer satisfied, the Borrower may request, and the Term Administrative Agent (as defined below) and the Term Lenders (as defined below) agree to, release Maui and/or Target, as applicable, from such guarantee.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” and in such capacity, the “Term Lead Arranger”).

Administrative Agent:	JPMorgan (in such capacity, the “Term Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Term Lead Arranger in accordance with the Commitment Letter (collectively, the “Term Lenders”).

Exhibit A-1

II.	Term Facility

Type and Amount of Term Facility:

A senior unsecured term loan facility (the “Term Facility”) in the amount of up to $1,500,000,000, consisting of (i) a $750,000,000 3-year tranche term loan facility (the “3-Year Tranche”, the loans thereunder, the “3-Year Tranche Term Loans”) and (ii) a $750,000,000 5-year tranche term loan facility (the “5-Year Tranche”, the loans thereunder, the “5-Year Tranche Term Loans” and together with the 3-Year Tranche Term Loans, the “Term Loans”).

Each of the 3-Year Tranche and 5-Year Tranche are referred to herein as a “Tranche”.

Availability:	Each Tranche of the Term Facility shall be available in a single draw on the Closing Date. Any amount borrowed under the Term Facility and repaid or prepaid may not be reborrowed.

Maturity:	3-Year Tranche Term Loans will mature on the date that is three years after the Closing Date. 5-Year Tranche Term Loans will mature on the date that is five years after the Closing Date.

Purpose:	The proceeds of the Term Loans shall be used by the Borrower (i) to pay all or a portion of the Acquisition Cash Consideration and (ii) to pay the Transaction Costs.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Amortization:

3-Year Tranche Term Loans: none.

Commencing at the end of the first full fiscal quarter of the Borrower after the Closing Date, 5-Year Tranche Term Loans will amortize in equal quarterly installments at a per annum rate of (i) 5.0% of the aggregate principal amount of 5-Year Tranche Loans incurred by the Borrower on the Closing Date for the first 4 full quarters following the Closing Date, (ii) 10.0% of the aggregate principal amount of 5-Year Tranche Loans incurred by the Borrower on the Closing Date for the fifth through twelfth full quarters following the Closing Date and (iii) 15.0% of the aggregate principal amount of 5-Year Tranche Loans incurred by the Borrower on the Closing Date for the each quarter thereafter.

Optional Prepayments and Commitment Reductions:	Term Loans may be prepaid at any time in whole or in part and commitments may be reduced or terminated by the Borrower at any time, in each case without premium or penalty and in minimum amounts to be agreed upon.

Voluntary prepayments of 5-Year Tranche Term Loans shall be applied to the scheduled installments of principal of the 5-Year Tranche on a pro rata basis.

Exhibit A-2

Mandatory Prepayments:	None.

The commitments under the Term Facility shall terminate on the earliest of (i) the termination of the Acquisition Agreement by the Borrower in a signed writing in accordance with its terms (or the Borrower’s written confirmation thereof) (and the Borrower agrees to notify the Term Lead Arranger promptly thereof), (ii) the consummation of the Acquisition without the funding of the Term Facility and (iii) the date that is five business days after the End Date (as defined in the Acquisition Agreement as of the date hereof); provided that if the End Date (as defined in the Acquisition Agreement, as in effect on the date hereof) is extended one or more times pursuant to Section 8.1(b) of the Acquisition Agreement (as in effect on the date hereof), such End Date shall be for purposes of this clause (iii), upon written notice of each such extension to the Term Lead Arranger from the Borrower, automatically extended to five business days after each such extended date, and (iv) receipt by the Term Lenders of written notice from the Borrower of its election to terminate all commitments under the Term Facility in full.

IV.	Certain Documentation Matters

The Term Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar to the Existing Credit Agreement (as in effect on the date hereof) with such modifications (i) as are necessary to reflect the terms specifically set forth herein (including the nature of the Term Facility as a “term facility”) and in the Fee Letter, including the Limited Conditionality Provision, (ii) as are mutually agreed to take into account the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iii) to reflect any changes in law or accounting standard since the date of the Existing Credit Agreement, (iv) to reflect the operational or administrative requirements of the Term Administrative Agent, (v) modifications reflected on Exhibit D hereto, solely to the extent such modifications are also incorporated into the Revolving Facility, (vi) other modifications to be mutually agreed (collectively, the “Term Documentation Principles”).

Exhibit A-3

Representations and Warranties:	Subject to the Term Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: (i) organization, powers, (ii) authorization, enforceability, (iii) governmental approvals, absence of conflicts, (iv) financial condition, no material adverse change, (v) properties, (vi) litigation and environmental matters, (vii) compliance with laws, and maintenance of effective compliance policies and procedures regarding anti-corruption and sanctions laws, (viii) investment company status, (ix) taxes, (x) ERISA, (xi) solvency (to be defined in a manner substantially the same as set forth on Annex I to Exhibit B attached hereto), (xii) disclosure, (xiii) federal reserve regulations, (xiv) use of proceeds as stated and in a manner not in violation of federal reserve regulations, applicable sanctions laws or anti-corruption laws (including FCPA), (xv) ranking of obligations, (xvi) choice of law provisions, (xvii) no immunity, (xviii) proper form, no recordation, (xix) EEA financial institutions and (xx) Beneficial Ownership Regulation.

Affirmative Covenants:	Subject to the Term Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, including the following: (i) financial statements and other information; (ii) notices of material events; (iii) existence; conduct of business; maintenance of properties; (iv) payment of taxes; (v) insurance; (vi) books and records, inspection rights; (vii) compliance with laws; and (viii) use of proceeds (including not in violation of applicable anti-corruption laws and sanctions).

Financial Covenant:	Subject to the Term Documentation Principles, commencing with the first fiscal quarter ended after the Closing Date, a maximum leverage ratio of 4.75 to 1.00 with step-downs to (i) from and after the fiscal quarter ending March 31, 2022, 4.50 to 1.00, (ii) from and after the fiscal quarter ending September 30, 2022, 4.25 to 1.00, (iii) from and after the fiscal quarter ending March 31, 2023, 4.00 to 1.00, (iv) from and after the fiscal quarter ending September 30, 2023, 3.50 to 1.00 and (iv) from and after the fiscal quarter ending March 31, 2024 and thereafter, 3.25 to 1.00, to be calculated in a manner substantially similar to the Existing Credit Agreement as in effect on the date hereof (the “Financial Covenant”).

Negative Covenants:	Subject to the Term Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, including the following (except to the extent modified or removed pursuant to clause (v) of the Term

Exhibit A-4

Documentation Principles): restrictions on (i) subsidiary indebtedness (it being understood that the existing pari passu indebtedness of Maui and Target shall be expressly permitted without being counted as utilization of the general basket set forth therein), (ii) liens, (iii) sale and leaseback transactions, (iv) mergers and other fundamental changes (which shall expressly permit the Acquisition and the Transactions), (v) business of borrower and subsidiaries and (vi) restrictive agreements.

Events of Default:	Subject to the Term Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties including (i) nonpayment of principal, interest, fees or other amounts when due, (ii) accuracy of representations in any material respects, (iii) failure to perform or observe covenants set forth in the Term Credit Documentation, (iv) cross defaults to other material indebtedness, (v) bankruptcy and insolvency defaults, (vi) material monetary judgments, (vii) ERISA events, (viii) change of control and (ix) invalidity of any guarantee required by the Term Credit Documentation.

Voting:	Amendments and waivers with respect to the Term Credit Documentation shall require the approval of Term Lenders holding not less than 50% of the aggregate amount of the Term Loans, except that (a) the consent of each Term Lender affected thereby shall be required with respect to (i) extensions of the scheduled date of final maturity of any Term Loan, (ii) reductions in the principal amount, rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Term Lender’s commitment, (iv) changes to the pro rata sharing provisions and (v) releases of guarantee of Maui or Target (except as contemplated by the Term Credit Documentation), (b) the consent of 100% of the Term Lenders shall be required with respect to modifications to any of the voting percentages and (c) amendments or waivers that adversely affect Term Lenders in one Tranche differently than Term Lenders in another Tranche will require the approval of the Term Lenders holding the majority of Term Loans or commitments under each Tranche which is adversely and differently affected thereby.

Assignments and Participations:	Prior to the Closing Date, the Term Lenders will be permitted to assign commitments under the Term Facility on terms substantially consistent with the first paragraph of Section 10 of the Commitment Letter. From and after the Closing Date, the Term Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be

Exhibit A-5

unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Term Lender, an affiliate of a Term Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing, provided that, the Borrower shall be deemed to have consented to an assignment of Term Loans unless it shall have objected thereto by written notice to the Term Administrative Agent within ten (10) business days after having received notice thereof and (b) the Term Administrative Agent, unless Term Loans are being assigned to a Term Lender, an affiliate of a Term Lender or an approved fund. In the case of partial assignments (other than to another Term Lender, to an affiliate of a Term Lender or an approved fund), the minimum assignment amount shall be $1,000,000, in the case of Term Loans, unless a lesser amount shall be agreed by the Borrower and the Term Administrative Agent.

The Term Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Term Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Term Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection:	The Term Credit Documentation shall contain customary provisions (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Term Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Limitation of Liability, Expenses and Indemnity:	Subject to the limitations consistent with those set forth in Section 7(a) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Term Administrative Agent, the Term Lead Arranger and the Term Lenders (and their affiliates

Exhibit A-6

and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower or any of its subsidiaries arising out of, in connection with, or as a result of, the Term Facility or the Term Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

Subject to the limitations consistent with those set forth in Section 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Term Administrative Agent and the Term Lead Arranger associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Credit Documentation and any amendment, modification or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Term Administrative Agent and the Term Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Credit Documentation.

Subject to the limitations consistent with those set forth in Section 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Term Administrative Agent, the Term Lead Arranger and the Term Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Term Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Term Facility, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Term Administrative Agent in connection with the administration of the Term Credit Documentation; and (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and

Exhibit A-7

nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Term Credit Documentation.

EU/UK Bail-in:	The Term Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.

ERISA Fiduciary Status:	The Term Credit Documentation shall contain Term Lender representations as to fiduciary status under ERISA.

Delaware Divisions:	The Term Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.

Governing Law:	State of New York; provided, however, that (a) the interpretation of the definition of “Target Material Adverse Effect” (and whether or not a “Target Material Adverse Effect” has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to the Borrower’s (or its affiliates’) obligation to consummate the Acquisition or such failure gives the Borrower the right to terminate its (or its affiliates’) obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Term Administrative Agent and the Term Lead Arranger:	Davis Polk & Wardwell LLP.

Exhibit A-8

Annex I

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable ABR Margin; or

the Adjusted LIBO Rate plus the Applicable LIBO Margin.

	As used herein:

	“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one-month interest period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

	“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

	“Applicable LIBO Margin” means, with respect to each Tranche of Term Loans, a percentage determined in accordance with the pricing grid set forth immediately below:

		Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
		≥BBB+/ Baa1/BBB+	BBB/ Baa2/BBB	BBB-/ Baa3/BBB-	BB+/ Ba1/BB+	≤BB/ Ba2/BB
	3-Year Tranche	1.000%	1.125%	1.250%	1.750%	2.000%
	5-Year Tranche	1.125%	1.250%	1.375%	2.000%	2.250%

	The foregoing pricing shall be based on the senior, unsecured non-credit enhanced long-term indebtedness for borrowed money of (x) prior to the assignment of such ratings for Holdco, Maui and (y) thereafter, Holdco, in each case, issued by Moody’s, S&P and Fitch (the “Public Debt Ratings”). Split ratings shall be addressed in a manner consistent with the Existing Credit Agreement.

	“Applicable ABR Margin” means a percentage equal to the greater of (i) 0% and (ii) the Applicable LIBO Margin minus 1.0%.

Exhibit A-9

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Term Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Term Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

Exhibit A-10

The Term Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Interest Payment Dates:In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Term Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Undrawn Fee:	The Borrower will pay a fee (the “Undrawn Fee”), for the ratable benefit of the Term Lenders, in an amount equal to a percentage determined in accordance with the pricing grid set forth immediately below (the “Undrawn Fee Pricing Grid”) of the undrawn portion of the commitments in respect of each Tranche the Term Facility from and including the day that is 90 days following the execution of the Commitment Letter and to but excluding the Fee Payment Date, which fee shall be payable upon the Fee Payment Date (or earlier termination of the commitments with respect to the Term Facility). For the purposes hereof, “Fee Payment Date” means the earlier of (i) termination or expiration of the commitments under the Term Facility and (ii) the Closing Date.

		Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
		≥ BBB+/ Baa1/BBB+	BBB/ Baa2/BBB	BBB-/ Baa3/BBB-	BB+/ Ba1/BB+	≤BB/ Ba2/BB
	3-Year Tranche	0.125%	0.150%	0.200%	0.250%	0.350%
	5-Year Tranche	0.150%	0.200%	0.250%	0.300%	0.400%

The foregoing pricing shall be based on the Public Debt Ratings. Split ratings shall be addressed in a manner consistent with the Existing Credit Agreement.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Exhibit A-11

Exhibit B

CONDITIONS PRECEDENT TO THE TERM FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The Term Facility Effective Date and the initial borrowing under the Term Facility, as applicable, will be subject to the following additional conditions precedent (subject to the Limited Conditionality Provision):

(i) The Acquisition shall be consummated substantially concurrently with the initial funding under the Term Facility in accordance with the Acquisition Agreement and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Term Lenders or the Term Lead Arranger without the Term Lead Arranger’s prior written consent; provided that (i) increases in the Acquisition Common Stock Consideration and, if funded with equity, increases in the Acquisition Cash Consideration shall not be deemed to be materially adverse to the interests of the Term Lenders and the Term Lead Arranger and shall not require the consent of the Term Lead Arranger, (ii) decreases of less than 10% in the Acquisition Consideration shall not be deemed to be materially adverse to the interests of the Term Lenders or the Term Lead Arranger and shall not require the consent of the Term Lead Arranger so long as any such reduction in Acquisition Cash Consideration shall reduce dollar-for-dollar the commitments in respect of the Term Facility, (iii) decreases of more than 10% in the Acquisition Consideration shall be deemed to be materially adverse to the interests of the Term Lenders or the Term Lead Arranger and shall require the consent of the Term Lead Arranger; and (iv) any amendment to the definition of “Material Adverse Effect on the Company” as defined in the Acquisition Agreement (as in effect on the date hereof) shall be deemed to be materially adverse to the interests of the Term Lenders and the Term Lead Arranger; provided, further that, for the avoidance of doubt, any increases or decreases in the amount of newly issued shares of common stock of the Borrower received by the existing equity holders of the Target as the Acquisition Common Stock Consideration that result in accordance with the application of the Exchange Ratio (as in effect and defined in the Acquisition Agreement on the date hereof and without any amendment, modification or waiver thereof), shall not be materially adverse to the interest of the Term Lenders and the Term Lead Arranger and shall not require the consent of the Term Lead Arranger.

(ii) The Term Lead Arranger shall have received for each of the Borrower (which such statements may be of Maui) and the Target (a) U.S. GAAP audited consolidated balance sheets and related statements of income (and/or operations), stockholders’(or shareholders’) equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income (and/or operation), stockholders’ (or shareholders’) equity and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date, which financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, provided that the Borrower’s (or Maui’s) and the Target’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Term Lead Arranger. The Term Lead Arranger acknowledges receipt of (i) the audited financing statements of Maui for the fiscal years ended February 3, 2018, February 2, 2019 and February 1, 2020, (ii) the audited financing statements of Target or the fiscal years ended December 31, 2017,

Exhibit B-1

December 31, 2018 and December 31, 2019, (iii) the unaudited consolidated balance sheets and related statements of income (and/or operation), stockholders’ (or shareholders’) equity and cash flows of (x) Maui for each fiscal quarter through August 1, 2020 and (y) Target for each fiscal quarter through June 30, 2020.

(iii) The Term Lead Arranger shall have received a pro forma consolidated balance sheet of the Borrower and the Target as of the last day of the most recently completed fiscal quarter period of Maui for which financial statements have been delivered pursuant to paragraph (ii) above and pro forma consolidated income (and/or operations) statements for the most recent fiscal year and most recent interim period, in each case, of Maui, delivered pursuant to paragraph (ii) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of the last day of the pro forma financial statements delivered (in the case of such balance sheet) or at the beginning of the pro forma financial statements delivered (in the case of the income or operations statement), which pro forma financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3; provided that the Borrower’s (or Maui’s) and the Target’s public filing of any required pro forma financial statements with the SEC shall constitute delivery of such financial statements to the Term Lead Arranger.

(iv) (A) The Term Administrative Agent shall have received (x) on or prior to the Term Facility Effective Date, customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and (y) prior to the Closing Date, a borrowing notice, (B) the Acquisition Agreement Representations shall be true and correct as of the Closing Date and the Specified Representations shall be true and correct in all material respects as of the Closing Date and (C) as of the Closing Date, there shall not be any continuing event of default (limited to violation of negative covenant with respect to fundamental changes, payment defaults and bankruptcy defaults) under the Term Credit Documentation.

(v) The Term Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto dated as of the Closing Date.

(vi) The Term Lead Arranger, the Term Administrative Agent and the Term Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or Commitment Letter and solely with respect to expenses, to the extent invoiced at least three (3) days prior to the Closing Date.

(vii) The Term Lead Arranger shall have received at least three business days prior to the Term Facility Effective Date, to the extent reasonably requested at least ten business days prior to the Term Facility Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Exhibit C-2

Annex I

TO EXHIBIT B

FORM OF

SOLVENCY CERTIFICATE

[             ], 202[_]

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [                ], 202[_], among [                ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [__] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

MAUI HOLDCO, INC.

By:

Name:
Title:	[Chief Financial Officer]

Annex I-2

Exhibit C

SENIOR UNSECURED REVOLVING FACILITY

Summary of Terms and Conditions

October 29, 2020

I.	Parties

	Borrower:	Initially, Marvell Technology Group Ltd., a Bermuda exempt company, and on and after the Closing Date, Holdco, a Delaware corporation (the “Borrower”).

	Guarantors:	From the Closing Date, all obligations of the Borrower under the Revolving Facility will be unconditionally guaranteed by (a) Maui so long as Maui is the issuer, borrower or guarantor of indebtedness for borrowed money (including, for the avoidance of doubt, Maui’s existing unsecured notes) in an aggregate outstanding principal amount in excess of $100.0 million and (b) Target so long as Target is the issuer, borrower or guarantor of indebtedness for borrowed money (including, for the avoidance of doubt, Target’s existing convertible notes) in an aggregate outstanding principal amount in excess of $100.0 million; provided that the existing convertible notes of the Target shall be deemed not to be outstanding for the purpose of this clause (b) until the date that is 90 days following the Closing Date. In the event that the conditions requiring the guarantee by Maui or Target, as applicable, are no longer satisfied, the Borrower may request, and the Revolving Administrative Agent (as defined below) and the Revolving Lenders (as defined below) agree to, release Maui and/or Target, as applicable, from such guarantee.

	Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A. and other financial institutions appointed in accordance with the Commitment Letter (“JPMorgan” and in such capacity, the “Revolving Lead Arranger”).

	Administrative Agent:	A financial institution appointed in accordance with the Commitment Letter.

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan, arranged by the Revolving Lead Arranger in accordance with the Commitment Letter (collectively, the “Revolving Lenders”).

Exhibit C-1

II.	Revolving Facility

	Type and Amount of Revolving Facility:	Five-year senior unsecured revolving loan facility (the “Revolving Facility”) in the amount of up to $750,000,000 (the loans thereunder, the “Revolving Loans”).

	Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the RCF Effective Date (as defined below) and ending on the Maturity Date.

	Maturity:	The Revolving Facility will mature on the date that is five years after the RCF Effective Date (the “Maturity Date”).

	Purpose:	The proceeds of the Revolving Loans shall be used by the Borrower for working capital in the ordinary course of business and for general corporate purposes.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Amortization:	None.

	Optional Prepayments and Commitment Reductions:	Revolving Loans may be prepaid at any time in whole or in part and commitments may be reduced or terminated by the Borrower at any time, in each case without premium or penalty and in minimum amounts to be agreed upon. Revolving Loans prepaid may be reborrowed.

	Mandatory Prepayments:	None.

	Conditions Precedent to the RCF Effective Date:	The availability of the Revolving Facility shall be conditioned upon (i) termination in full of the “Revolving Commitments” under the Existing Credit Agreement and receipt by the Revolving Lead Arranger of customary documentary evidence thereof and (ii) satisfaction of conditions precedent substantially consistent with those contained in Section 4.01 of the Existing Revolving Credit Agreement (the date upon which all such conditions precedent shall be satisfied, the “RCF Effective Date”).

	Conditions Precedent to Borrowings on and after the RCF Effective Date:	Borrowings under the Revolving Facility on or after the RCF Effective Date will be subject to conditions precedent substantially consistent with those contained in Section 4.03 of the Existing Revolving Credit Agreement, as applicable.

Exhibit C-2

IV.	Certain Documentation Matters

The Revolving Credit Documentation shall contain representations, warranties, covenants and events of default substantially similar to the Existing Credit Agreement (as in effect on the date hereof) with such modifications (i) as are necessary to reflect the terms specifically set forth herein (including the nature of the Revolving Facility as a “revolving facility”) and in the Fee Letter, (ii) as are mutually agreed to take into account the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iii) to reflect any changes in law or accounting standard since the date of the Existing Credit Agreement, (iv) to reflect the operational or administrative requirements of the Revolving Administrative Agent, (v) modifications reflected on Exhibit D hereto, (vi) other modifications to be mutually agreed (collectively, the “Revolving Documentation Principles”).

	Representations and Warranties:	Subject to the Revolving Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: (i) organization, powers, (ii) authorization, enforceability, (iii) governmental approvals, absence of conflicts, (iv) financial condition, no material adverse change, (v) properties, (vi) litigation and environmental matters, (vii) compliance with laws, and maintenance of effective compliance policies and procedures regarding anti-corruption and sanctions laws, (viii) investment company status, (ix) taxes, (x) ERISA, (xi) solvency (to be defined in a manner substantially the same as set forth on Annex I to Exhibit B attached hereto), (xii) disclosure, (xiii) federal reserve regulations, (xiv) use of proceeds as stated and in a manner not in violation of federal reserve regulations, applicable sanctions laws or anti-corruption laws (including FCPA), (xv) ranking of obligations, (xvi) choice of law provisions, (xvii) no immunity, (xviii) proper form, no recordation, (xix) EEA financial institutions and (xx) Beneficial Ownership Regulation.

Exhibit C-3

Affirmative Covenants:	Subject to the Revolving Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, including the following: (i) financial statements and other information; (ii) notices of material events; (iii) existence; conduct of business; maintenance of properties; (iv) payment of taxes; (v) insurance; (vi) books and records, inspection rights; (vii) compliance with laws; and (viii) use of proceeds (including not in violation of applicable anti-corruption laws and sanctions).

Financial Covenant:

Subject to the Revolving Documentation Principles, commencing with the first fiscal quarter ended after the RCF Effective Date, a maximum leverage ratio of 3.00 to 1.00, which shall exclude any indebtedness incurred prior to the Closing Date to finance the Acquisition, pending the consummation thereof; provided that (a) the proceeds thereof shall be held in a segregated account of the Borrower and other funds of the Borrower and its subsidiaries shall not be comingled in any material respect with the funds so held in such account and (b) either (x) the release of the proceeds thereof shall be contingent upon the substantially simultaneous consummation of the Acquisition (and, if the Acquisition Agreement is terminated in accordance with its terms or is otherwise not consummated by the outside date specified in the definitive documentation relating to such indebtedness, as such may be extended in accordance with its terms, such proceeds shall be promptly applied to satisfy and discharge all obligations in respect of such indebtedness) or (y) such indebtedness contains a “special mandatory redemption” provision (or other similar provision) if the Acquisition is not consummated by the outside date specified in the definitive documentation relating to such indebtedness as such may be extended in accordance with its terms (and if the Acquisition is terminated in accordance with its terms prior to its consummation or is otherwise not consummated by the outside date specified in the definitive documentation relating to such indebtedness, as such may be extended in accordance with its terms, such indebtedness is so redeemed promptly after such termination or such specified date, as the case may be), to be otherwise calculated in a manner substantially similar to the Existing Credit Agreement as in effect on the date hereof.

Subject to the Revolving Documentation Principles, commencing with the first fiscal quarter ended after the Closing Date (or, with respect to any pro forma calculation required to be made on or after the Closing Date, commencing with the Closing Date), a maximum leverage ratio of 4.75 to 1.00 with step-downs to (i) from and after the fiscal quarter ending March 31, 2022, 4.50 to 1.00, (ii) from and after the fiscal quarter ending September 30, 2022, 4.25 to 1.00, (iii) from and after the fiscal quarter ending March 31, 2023, 4.00 to 1.00, (iv) from and after the fiscal quarter ending September 30, 2023, 3.50 to 1.00 and (v) from and after the fiscal quarter ending March 31, 2024 and thereafter, 3.25 to 1.00, to be calculated in a manner substantially similar to the Existing Credit Agreement as in effect on the date hereof (the “Financial Covenant”).

Exhibit C-4

Negative Covenants:	Subject to the Revolving Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, including the following: restrictions on (i) subsidiary indebtedness (it being understood that the existing pari passu indebtedness of Maui and Target shall be expressly permitted without being counted as utilization of the general basket set forth therein), (ii) liens, (iii) sale and leaseback transactions, (iv) mergers and other fundamental changes (which shall expressly permit the Acquisition and the Transactions) and (v) business of borrower and subsidiaries.

Events of Default:	Subject to the Revolving Documentation Principles, substantially similar to the Existing Credit Agreement (as in effect on the date hereof) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties including (i) nonpayment of principal, interest, fees or other amounts when due, (ii) accuracy of representations in any material respects, (iii) failure to perform or observe covenants set forth in the Revolving Credit Documentation, (iv) cross defaults to other material indebtedness, (v) bankruptcy and insolvency defaults, (vi) material monetary judgments, (vii) ERISA events, (viii) change of control and (ix) invalidity of any guarantee required by the Revolving Credit Documentation.

Voting:	Amendments and waivers with respect to the Revolving Credit Documentation shall require the approval of Revolving Lenders holding not less than 50% of the aggregate amount of the Revolving Loans, except that (a) the consent of each Revolving Lender affected thereby shall be required with respect to (i) extensions of the scheduled date of final maturity of any Revolving Loan, (ii) reductions in the principal amount, rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Revolving Lender’s commitment, (iv) changes to the pro rata sharing provisions and (v) releases of guarantee of Maui or Target (except as contemplated by the Revolving Credit Documentation), and (b) the consent of 100% of the Revolving Lenders shall be required with respect to modifications to any of the voting percentages.

Exhibit C-5

Assignments and Participations:	The Revolving Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Revolving Lender, an affiliate of a Revolving Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing, provided that, the Borrower shall be deemed to have consented to an assignment of Revolving Loans unless it shall have objected thereto by written notice to the Revolving Administrative Agent within ten (10) business days after having received notice thereof and (b) the Revolving Administrative Agent, unless Revolving Loans are being assigned to a Revolving Lender, an affiliate of a Revolving Lender or an approved fund. In the case of partial assignments (other than to another Revolving Lender, to an affiliate of a Revolving or an approved fund), the minimum assignment amount shall be $1,000,000, in the case of Revolving Loans, unless a lesser amount shall be agreed by the Borrower and the Revolving Administrative Agent.

The Revolving Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Revolving Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Revolving Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection:	The Revolving Credit Documentation shall contain customary provisions (a) protecting the Revolving Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Revolving Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Exhibit C-6

Limitation of Liability, Expenses and Indemnity:	Subject to the limitations consistent with those set forth in Section 7(a) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Revolving Administrative Agent, the Revolving Lead Arranger and the Revolving Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower or any of its subsidiaries arising out of, in connection with, or as a result of, the Revolving Facility or the Revolving Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

Subject to the limitations consistent with those set forth in Section 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Revolving Administrative Agent and the Revolving Lead Arranger associated with the syndication of the Revolving Facility and the preparation, execution, delivery and administration of the Revolving Credit Documentation and any amendment, modification or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Revolving Administrative Agent and the Revolving Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Revolving Credit Documentation.

Subject to the limitations consistent with those set forth in Section 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Revolving Administrative Agent, the Revolving Lead Arranger and the Revolving Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Revolving Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Revolving Facility, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Revolving Administrative Agent in connection with the administration of the Revolving Credit Documentation; and (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other party;

Exhibit C-7

provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Revolving Credit Documentation.

EU/UK Bail-in:	The Revolving Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.

ERISA Fiduciary Status:	The Revolving Credit Documentation shall contain Revolving Lender representations as to fiduciary status under ERISA.

Delaware Divisions:	The Revolving Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.

Governing Law:	State of New York.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Revolving Administrative Agent and the Revolving Lead Arranger:	Davis Polk & Wardwell LLP.

Exhibit C-8

Annex I

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Revolving Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable ABR Margin; or

the Adjusted LIBO Rate plus the Applicable LIBO Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable LIBO Margin” means a percentage determined in accordance with the pricing grid set forth immediately below:

Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
≥BBB+/ Baa1/BBB+	BBB/ Baa2/BBB	BBB-/ Baa3/BBB-	BB+/ Ba1/BB+	≤BB/ Ba2/BB
1.125%	1.250%	1.500%	2.000%	2.250%

The foregoing pricing shall be based on the Public Debt Ratings. Split ratings shall be addressed in a manner consistent with the Existing Credit Agreement.

“Applicable ABR Margin” means a percentage equal to the greater of (i) 0% and (ii) the Applicable LIBO Margin minus 1.0%.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

Exhibit C-9

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Revolving Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Revolving Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of calculating such rate.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

The Revolving Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.

Exhibit C-10

Interest Payment Dates: In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Revolving Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Commitment Fee:	Commencing on the RCF Effective Date, the Borrower will pay a fee (the “Commitment Fee”) to the Revolving Administrative Agent for the benefit of the Revolving Lenders in an amount equal a rate per annum set forth in the pricing grid immediately below times the actual daily undrawn portion of the aggregate principal (i.e., face) amount of the commitments in respect of the Revolving Facility (subject to any reduction of commitments under the Revolving Facility), payable quarterly.

Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
≥BBB+/ Baa1/BBB+	BBB/ Baa2/BBB	BBB-/ Baa3/BBB-	BB+/ Ba1/BB+	≤BB/ Ba2/BB
0.125%	0.150%	1.750%	0.300%	0.350%

The foregoing pricing shall be based on the Public Debt Ratings. Split ratings shall be addressed in a manner consistent with the Existing Credit Agreement.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Exhibit C-11

Exhibit D

CERTAIN MODIFICATIONS TO EXISTING CREDIT AGREEMENT

Existing Credit Agreement Provision	Modification
Consolidated EBITDA definition	Replace reference in clause (iii)(A) to “Cavium Acquisition” with a reference to the Acquisition

Material Subsidiary definition	Revise to limit to subsidiaries that would constitute “significant subsidiaries” under Reg S-X

Permitted Subsidiary Indebtedness

•  Revise to permit all debt at closing up to $25M (without need to schedule) subject to an aggregate amount for all such debt to be agreed

•  Include dollar floor on general basket equal to (i) prior to the Closing Date, $300.0 million and (ii) on and after the Closing Date, $400.0 million

•  Existing Maui bonds and Palau notes to be specifically permitted

•  Additionally permit any guarantees by guarantors under the Facilities provided in respect of pari passu indebtedness

General Lien Basket	Include dollar floor on general basket equal to (i) prior to the Closing Date, $300.0 million and (ii) on and after the Closing Date, $400.0 million

Fundamental Changes / Mergers	Specifically permit the Acquisition

Restrictive Agreements Covenant	Remove

Leverage Ratio	Covenant level to be revised as set forth in Exhibits A or C, as applicable

Permitted Reorganization	To be revised to reflect the Transactions